Exhibit 5

MARGARET A. THICKENS
Vice President, Chief Legal Officer and Corporate Secretary

218-723-3950
E-mail mthickens@allete.com

April 5, 2022

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802
Ladies and Gentlemen:
I am Vice President, Chief Legal Officer and Corporate Secretary of ALLETE, Inc., a Minnesota corporation (the “Company”), and have acted in that capacity in connection with the offering by the Company of 3,680,000 shares (the “Shares”) of common stock, no par value, of the Company.
I have participated in the preparation of or reviewed (1) Registration Statement No. 333-232905 on Form S-3 (the “Registration Statement”) as filed by the Company on July 31, 2019, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the Prospectus, dated July 31, 2019 (the “Base Prospectus”), as supplemented by the Prospectus Supplement, dated March 31, 2022 (the “Prospectus Supplement”); and (3) the Underwriting Agreement, dated March 31, 2022 (the “Underwriting Agreement”), among the Company, J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several underwriters named on Schedule 1 to the Underwriting Agreement.
In furnishing this opinion, I have examined the amended and restated articles of incorporation, as amended, and the bylaws, as amended, of the Company, and have made such further investigation and examined such further documents and records of the Company and certificates of public officials as I have deemed necessary or appropriate for purposes of this opinion. I have also reviewed all corporate proceedings of the Company with respect to the Shares.

Based upon the foregoing, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.
I am a member of the Minnesota Bar and this opinion is limited to the laws of the State of Minnesota and the federal laws of the United States.
I hereby consent to the reference to me under the heading “Legal Matters” in the Prospectus Supplement, to the reference to me under the heading “Legal Opinions” in the Base Prospectus, to references to me in the Registration Statement, including under the heading “Legal Opinions” in the Base Prospectus, and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Registration Statement.
In giving the foregoing consents, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Sincerely,
/s/ Margaret A. Thickens
Margaret A. Thickens, Esq.
Vice President, Chief Legal Officer and Corporate Secretary